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Exhibit 99.1

For Immediate Release	Contact: Richard H. Wiley Samsonite Corporation Phone: (303) 373-6373

Samsonite Corporation Announces Retirement of CEO Luc Van Nevel and Appointment of Marcello Bottoli as New Chief Executive Officer

        DENVER, Colorado, March 3, 2004—SAMSONITE CORPORATION (OTC Bulletin Board: SAMC.OB) announced today the appointment of Marcello Bottoli to succeed Luc Van Nevel as Chief Executive Officer.

        Mr. Bottoli, an Italian national, was President and Chief Executive Officer of Louis Vuitton, part of the LVMH group. He began his career with Procter and Gamble, in France and the U.S., and joined the Benckiser Group in 1991, after spending two years with the Boston Consulting Group in Paris and Milan. During his 10-year tenure at Benckiser and, subsequently, Reckitt Benckiser, Mr. Bottoli worked in various positions in Spain, France, the Netherlands and the United Kingdom and became a Management Board member and Executive Vice President as of 1993.

        Joining Samsonite on March 3, Mr. Bottoli will assume the office of President and Chief Executive Officer of Samsonite Corporation as of April 15, 2004.

        Marcello Bottoli commented: "I am delighted to join the world leader in luggage and casual bags at such an exciting moment, following the recapitalization of the Company last July. I look forward to joining an outstanding team and have tremendous respect for what Samsonite has achieved through the years under Luc Van Nevel's leadership."

        Samsonite's board of directors recognizes the exceptional achievements of Mr. Van Nevel during his 30-year career at the Company. Under his leadership, Samsonite enhanced its sales and profitability in Europe. He successfully managed the Company's entry into Asia, which is currently one of Samsonite's fastest growing regions. He was instrumental in restructuring the Company's Americas business and showed strong leadership in the recapitalization of the Company concluded last July. Mr. Van Nevel will continue his relationship with Samsonite as an adviser to the board of directors.

        Luc Van Nevel commented: "I am proud to be leaving Samsonite, a company where I have spent most of my career, in a strong competitive and financial position, poised for the next round of growth."

        Board member Tony Ressler commented: "On behalf of Ares Corporate Opportunities Fund, Bain Capital, and Teachers' Merchant Bank, we are incredibly excited that Marcello Bottoli will be joining the Company. He is a world-class executive who will bring tremendous energy and creativity to Samsonite. We also want to convey our deep gratitude to Luc Van Nevel for his extraordinary leadership and commitment to Samsonite for the last 30 years."

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        Samsonite is one of the world's largest manufacturers and distributors of luggage and markets luggage, casual bags, backpacks, business cases and travel-related products under brands such as SAMSONITE®, AMERICAN TOURISTER®, LARK®, HEDGREN® and SAMSONITE® black label.

        Ares Management is an independent Los Angeles based investment firm with 50 employees and more than $4.0 billion of assets under management. Ares was founded in 1997 by certain co-founders of Apollo Management and other senior investment professionals to manage the Ares Corporate Opportunities Fund ("ACOF") and the Ares Leveraged Investment Funds ("ALIF"). ACOF is a private equity fund focused on injecting junior capital into undercapitalized and/or overleveraged middle market companies. ALIF I-VII are a series of actively managed portfolios comprised predominantly of leveraged loans and high yield bonds.

        Bain Capital is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with over $14 billion in assets under management. Since its inception in 1984, the firm has made private equity investments and add-on acquisitions in over 225 companies around the world. Bain Capital partners with exceptional management teams in order to build long-term value in its portfolio companies. Headquartered in Boston, Bain Capital has offices in London, San Francisco, New York, and Munich. For more information visit www.baincapital.com.

        Teachers' Merchant Bank is the private equity arm of the C$66-billion Ontario Teachers' Pension Plan. With a portfolio of C$4.5 billion, Teachers' Merchant Bank is one of Canada's largest private equity investors working with more than 100 companies around the world to create value by providing long-term flexible capital.

        Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They can often be recognized by words such as "proposed," "may," "will," "anticipate," "believe," "estimate," "intend," "plan" and "expect" and similar expressions. Variations on those or similar words, or the negative of those words, may also indicate forward-looking statements. Forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual and future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements express or implied by such forward-looking statements. These factors include, among others, the impact of the September 11 events on economic, political and public safety conditions that impact consumer confidence and spending and the possibility of additional terrorist attacks or related events; the spread of the SARS disease or other events which affect travel levels; armed conflicts in the Middle East and other regions; general economic and business conditions, including foreign currency exchange rate fluctuations; industry capacity; changes in consumer preferences; demographic changes; competition; changes in methods of distribution and technology; changes in political, social and economic conditions and local regulations; general levels of economic growth in emerging market countries; the loss of significant customers; completion of new product developments within anticipated time frames; changes in interest rates; and other factors that are beyond our control. More information on the risks, uncertainties and other factors affecting Samsonite Corporation may be obtained from the Company's filings with the United States Securities and Exchange Commission. Forward-looking statements are believed to be accurate as of the date of this release, and the Company undertakes no obligation to update or revise said statements as a result of future events.

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Samsonite Corporation Announces Retirement of CEO Luc Van Nevel and Appointment of Marcello Bottoli as New Chief Executive Officer